Exhibit 10.5

Master Service Agreement

This Master Service Agreement (“MSA”) is entered into this      day of         , 2014 (the “Effective Date”) by and between DNOW L.P. with a place of business at 7402 North Eldridge Parkway Houston, TX 77041 (“DNOW”) and National Oilwell Varco, L.P. (“NOV”) with a place of business at 7909 Parkwood Circle Drive, Houston, TX 77036. NOV, as used herein, shall include NOV and its affiliated and subsidiary companies.

Preamble

WHEREAS, NOV is engaged in the business of providing diversified drilling services to the oil and gas industry worldwide and, from time to time, requires new and replacement equipment, products, parts and supplies for use in its offshore drilling operations.

WHEREAS, DNOW is in the business of furnishing procurement and inventory management services and supplying equipment, products, parts, and supplies for use in the oil and gas industry.

WHEREAS, NOV desires that DNOW be designated as NOV’s non-exclusive supplier for certain services, equipment, products, parts, and supplies to NOV and DNOW desires to be designated as NOV’s non-exclusive supplier in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NOV and DNOW agree as follows:

1.0 Scope of Agreement. This MSA defines the contractual rights, obligations and liabilities of the parties related to goods and services supplied by DNOW for NOV. DNOW shall provide procurement services, manage the inventory identified by NOV and such other services as may be agreed by DNOW and NOV (collectively the “Services”). DNOW shall sell the goods ordered by NOV under subsequent verbal or written purchase orders, either in connection with the supply of Services or based on independent purchase orders (the “Goods”) in accordance with the terms and conditions set forth in this MSA. The Goods and Services are collectively referred to herein as “Work”.

2.0 Independent Contractor. DNOW understands and agrees that it has the right to control the manner, means and progress of the Work to be provided hereunder; subject to inspection, approval and acceptance by NOV. DNOW shall furnish all materials, equipment, labor and supplies necessary to perform the Work. DNOW will, at all times, act as an independent contractor and nothing stated or implied herein shall be construed to make DNOW an employee of NOV nor shall DNOW in any way represent that it or any of its employees are employees of NOV. No employment relationship exists between NOV and DNOW, and neither DNOW nor its agents or employees shall be entitled to any employment benefits from NOV including, but not limited to, unemployment compensation, worker’s compensation, or social security.

3.0 Insurance. DNOW agrees to carry at its sole expense the following insurance with B+ rated companies or better:

Comprehensive General Liability Insurance including Contractual, Products and Completed Operations Insurance, covering all operations and work hereunder in the amounts of not less than $1,000,000 for bodily injury and property damage. Such insurance shall specifically refer to this MSA and shall specifically cover on a primary basis the liability assumed by DNOW hereunder.

If Work include the use of a motor vehicle, Automobile liability including all owned, hired and non-owned vehicles used in connection with operations and work performed under this MSA with $1,000,000 Combined Single Limit.

Workers’ Compensation/Employers Liability covering DNOW employees if any. Statutory Workers’ Compensation plus $1,000,000 in Employers Liability and in compliance with the laws of the state in which DNOW is performing the Work.

Umbrella/Excess Liability no less than $5,000,000 in excess of the above listed insurance.

To the extent of the liabilities assumed by DNOW under this MSA, all policies shall name NOV, its affiliates and subsidiaries as Additional Insured on all policies except Workers’ Compensation and Employers Liability and provide, to the extent of the liabilities assumed by DNOW under this MSA, a Waiver of Subrogation, in favor of NOV, its subsidiaries and affiliates on all policies with respect to the Work provided under this MSA. DNOW shall furnish NOV with a certificate of insurance pursuant to above requirements. Certificate holder will be listed as National Oilwell Varco, L.P., its affiliates and subsidiaries. DNOW must provide NOV with thirty (30) days’ notice prior to the cancellation of any policy to which NOV is listed as a Certificate holder.

DNOW and NOV will be considered co-employers (dual or joint employers) of those persons furnished to NOV by DNOW hereunder for purposes of employer liability under worker’s compensation laws. Irrespective of NOV’s status as a co-employer of DNOW’s employees for purposes of workers’ compensation laws, DNOW shall remain primarily responsible for the payment of worker’s compensation benefits to its employees, and shall not be entitled to seek contribution for any such payments from NOV.

The above requirements are minimum requirements and shall not limit DNOW’s liability to NOV in any manner under this MSA.

4.0 Indemnity. (a) Definitions. “NOV Group” means NOV, its parent, affiliates, subsidiaries, co-lessees, partners, joint venturers, co-owners, contractors and subcontractors of any tier and all of their respective officers, directors, employees, agents, representatives and invitees. “DNOW Group” means DNOW, its parent, affiliates, subsidiaries, co-lessees, partners, joint venturers, co-owners, contractors and subcontractors of any tier and all of their respective officers, directors, employees, agents, representatives and invitees.

DNOW will defend, indemnify, release and hold NOV Group harmless from and against any manner of liability, claim, damage, penalty or cost arising out of or related to any injury to (including death) or damage to the property of any party to the extent such injury or property damage is caused by or contributed to by DNOW Group’s negligence. NOV will defend, indemnify, release and hold DNOW Group harmless from and against any manner of liability, claim, damage, penalty or cost arising out of or related to any injury to (including death) or damage to the property of any party to the extent such injury or property damage is caused by or contributed to by NOV Group’s negligence.

5.0 Confidentiality. Both DNOW and NOV shall keep the information provided to it by the other party and related to this Agreement, including, but not limited to proprietary software, various NOV industrial and commercial methods, designs, drawings, specifications, processes, customer lists, costs, equipment, goods, and product usage information (the “Confidential Information”) as confidential. Neither party shall use the Confidential Information for any purpose other than as set forth under this Agreement.

Notwithstanding the foregoing, information provided by either party for purposes hereof shall not be deemed Confidential Information and the obligations of the receiving party under this MSA shall not apply when such information:

a.	is already known by the receiving party;

b.	is or becomes in the public domain through no wrongful act of the receiving party;

c.	is rightly received from a third party not under a confidentiality obligation to the disclosing party;

d.	is independently developed by the receiving party without breach of this Agreement;

e.	is required to be disclosed pursuant to requirements of a governmental agency or is required by operation of law; or

f.	is approved for release by written authorization to the receiving party from the disclosing party.

In consideration of NOV making available to DNOW such Confidential Information, DNOW shall treat all Confidential Information supplied by NOV or otherwise obtained by DNOW under this Agreement as confidential and proprietary to NOV and shall not (a) disclose such Confidential Information to others, (b) duplicate such Confidential Information or (c) use the Confidential Information (nor permit any such disclosure, duplication, or use) other than for purposes specifically contemplated by this MSA. DNOW may, however, disclose such Confidential Information to its employees, representatives and advisors who need to know same, for purposes consistent herewith, provided it shall have informed such representatives of the confidential nature of such information and direct such representatives not to disclose such Confidential Information. DNOW also agrees that it will not use or allow the use of the Confidential Information supplied by NOV, or otherwise obtained by DNOW under this Agreement, to replicate NOV’s equipment or to attempt to analyze, reverse-engineer, or otherwise ascertain the composition or manufacture of NOV’s products, either directly or through contractors.

All Confidential Information provided hereunder is and shall remain the sole and exclusive property of the provider of such information and shall be immediately returned to the providing party, along with all copies thereof, upon termination of this MSA or upon the providing party’s request.

NOV may provide DNOW with certain equipment, tools, parts, samples, gauges, and other tangible things for the performance of the Work hereunder by DNOW. DNOW understands and agrees that such equipment, tools, parts, samples, gauges, and other tangible things are the sole and exclusive property of NOV and shall be immediately returned to NOV upon termination of this MSA or upon NOV’s request.

The provisions in this Section 5 shall survive termination of this Agreement.

6.0 Warranty.

Goods. DNOW warrants title to the Goods free and clear of liens, taxes or encumbrances whatsoever. In the case of the purchase of new equipment/parts manufactured by DNOW, DNOW warrants, for a period of twelve (12) months from delivery, that new equipment/parts of its own manufacture shall conform to the material and technical specifications set forth in the purchase order. Secondhand goods are sold “as is”, and DNOW will use reasonable endeavors to specify that such goods are secondhand in the applicable order and shall provide such information upon NOV’s request. If the new equipment/parts fail to conform with such specifications, DNOW will, at NOV’s option, promptly repair or replace the Goods at DNOW’s sole cost or refund the purchase price.

Third Party Goods. Goods manufactured by others are warranted in accordance with the warranty provided by the manufacturer. DNOW will use reasonable endeavors to provide to NOV the terms of the warranty that the manufacturer offers and that will be extended to NOV. DNOW shall provide such terms of warranty to NOV upon NOV’s request.

Services. All Services shall be performed by experienced, capable and competent individuals in a timely, skilful and workmanlike manner and in compliance with this MSA and the work order, and shall be performed with the level of expertise, care and diligence demonstrated by experienced reputable contractors performing work of a similar nature to the Services. DNOW shall stock the required items in accordance with NOV forecasts and specifications. If the Services provided by DNOW fail to conform to the warranties set forth above, DNOW shall, at its sole expense and at NOV’s option, promptly re-perform the Services at DNOW’s sole cost; refund the amount of money paid by NOV for such nonconforming Services; or reimburse NOV for the cost of re-performing the nonconforming Services.

This warranty does not extend to normal wear and tear. This warranty shall be null and void if any repairs, modifications, alterations are made to the Goods supplied hereunder during the warranty period by NOV or by others on its behalf without the prior written consent of DNOW. NOV’s remedies with respect to Goods supplied under this MSA that is found to be defective shall be limited in accordance with this Article 6. DNOW’s total cumulative liability for warranty claims arising from or pertaining to any Goods or Services provided or required to be provided under this MSA, shall not in any case exceed the purchase price paid by NOV of such Goods or Services. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. THIS WARRANTY IS GIVEN EXPRESSLY AND IN PLACE OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES AND ALL IMPLIED WARRANTIES FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.

7.0 Consequential Damages.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER FORESEEABLE OR NOT AT THE DATE OF THIS AGREEMENT) INCLUDING BUT NOT LIMITED TO LOSS OF PRODUCTION, LOSS OF PROFITS, OR BUSINESS INTERRUPTION, REGARDLESS OF THE CAUSE, INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE IN ANY FORM, WILLFUL OR RECKLESS ACT OR OMISSION, STRICT LIABILITY, BREACH OF WARRANTY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF EITHER PARTY, ITS EMPLOYEES OR AGENTS, OR ANY OTHER PERSON OR PARTY. NOTWITHSTANDING THE FOREGOING, THIS LIMITATION SHALL NOT APPLY TO THIRD PARTY CLAIMS FOR WHICH A PARTY IS LIABLE UNDER THIS MSA.

8.0 Payment. Unless otherwise agreed by the parties under subsequent orders, NOV shall pay DNOW the amount invoiced for Goods and/or Services provided by DNOW to NOV under this MSA within thirty (30) days following the receipt of such invoice.

9.0 Term and Termination. This MSA shall have an initial term of two (2) years from the Effective Date (the “Initial Term”). This MSA may be terminated during the Initial Term only in the event of default. After the Initial Term this MSA will continue to be in effect until canceled at the option of either party by providing thirty (30) days written notice to the other party; provided, said cancellation shall not relieve either party of its obligation arising from or incident to the Work performed hereunder prior to such cancellation being effective. Additionally, either party shall have the right to terminate this MSA effective immediately by giving written notice to the breaching party that termination is made for cause. Such written notice must set forth the conditions constituting cause. Situations which shall entitle either party to terminate the MSA for cause shall include, but not be limited to, any of the following:

(a) Any material breach of this MSA;

(b) Violation of any applicable governmental law, statute, regulation, edict, order; or

(c) An assignment of the rights granted hereunder to a third party without the written consent of the other party to this MSA

(d) Any breach of this MSA if such breach is not cured within seven (7) business days from receipt of notice sent by the non-defaulting party specifying the breach.

NOV reserves the right to terminate this MSA effective immediately if DNOW becomes insolvent, makes an assignment for the benefit of creditors, institutes or is the subject of any proceedings under any applicable laws for relief from creditors, insolvency, receivership, bankruptcy, winding-up or dissolution, appoints a receiver, trustee, monitor or liquidator over any assets of DNOW or ceases to carry on business.

Upon termination for cause, NOV shall be entitled to obtain the Goods and complete the Services by commercially reasonable means through third parties and DNOW shall be liable for any additional costs incurred to effect such supply of the Goods and completion of the Services.

Notwithstanding the foregoing, the provisions contained in Sections 4, 5, 6, 7 and 8 of this MSA shall survive any such termination.

10.0 Miscellaneous.

(a) This MSA shall be construed under and in accordance with the laws of the State of Texas without regard to conflicts of law principles that would require application of any other law. Any action or proceeding arising out of or relating to this MSA must be brought in a state or federal court sitting in Harris County, Texas, and each of the parties hereby agrees to irrevocably submit itself to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or convenience of forum.

(b) This MSA contemplates unique Work and will not be assignable by DNOW nor shall DNOW subcontract the Work without NOV’s prior written consent. In the event DNOW subcontracts the Work with NOV’s consent, DNOW will notify each such subcontractor of the terms of this MSA and before DNOW may disclose any Confidential Information to any such subcontractor the subcontractor, to the extent allowed by law, must agree in writing to be bound by the terms contained herein to the same extent as if they were parties here. DNOW also agrees that such subcontract shall not release DNOW from its obligations under this MSA and DNOW shall remain liable for the compliance of all such obligations.

(c) Any notice required or provided for herein shall be delivered in person or by certified mail to the addresses herein provided. Notices shall be effective upon receipt by the notified party.

If to NOV:

National Oilwell Varco, L.P.

Attention: General Counsel

7909 Parkwood Circle Drive

Houston, TX 77036

Telephone: (713) 346-7550

Facsimile: (713) 346-7995

If to DNOW:

DNOW L.P.

Attention: General Counsel

7402 North Eldridge Parkway

Houston, TX 77041

Telephone: 281-823-4700

Facsimile: 281-823-5208

By written notice to the other party, any party may change the address to which such notices or communications are to be sent.

(d) Any delay in the timely performance by either party under this MSA, except for the payment of monies and indemnification obligations assumed hereunder (which may not be excused due to Force Majeure), shall be excused if and to the extent caused by occurrences beyond the control of the party, including but not limited to act of God, weather or governmental action, where any such delay cannot be, and could not have been avoided through the exercise of reasonable due diligence and care (such event or occurrence being referred to herein as an event of “Force Majeure”); provided, however, that the party to be excused shall diligently seek to overcome the event of Force Majeure, and resume performance promptly after the event of Force Majeure has been removed. The party seeking to be excused for performance under this MSA shall promptly notify the other, in writing, of the time of commencement of such event of Force Majeure, and specify the detailed nature thereof.

(e) This MSA and all written and verbal work and purchase orders issued by NOV shall constitute the entire agreement between the parties hereto and supersede all previous oral and written agreements, discussions, or understandings, if any, between the parties regarding the subject matter hereof. This MSA and purchase orders, verbal or written, shall control and govern all Work supplied by the DNOW to or for NOV whether or not this MSA is referenced therein. In the event of any conflict between this MSA and orders issued by NOV, the terms of this MSA shall prevail.

(f) No waiver by NOV of any of the terms, provisions or conditions hereof, nor any modification of same, shall be effective unless in writing and signed by NOV’s authorized representative.

(g) For purchased Goods, ownership and risk of loss pass to NOV upon delivery of the Goods.

(h) In performing the Work, DNOW shall comply with all applicable federal, state, local and agency laws, ordinances and regulations.

(i) Except in the event of NOV’s failure to pay DNOW when due, DNOW waives its constitutional and/or statutory liens rights against NOV or its property for any Work performed hereunder.

(j) If any provision of this MSA is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this MSA will be construed and enforced as if such provision had never been a part of this MSA.

(k) DNOW expressly acknowledges and agrees that, in the event of any breach of this MSA by DNOW and/or its Representatives, NOV will be entitled to equitable relief, including without limitation injunction and specific performance, against DNOW, in addition to all other remedies available to NOV in law and/or in equity.

(l) Nothing herein shall be construed as granting or conferring upon DNOW, expressly, impliedly or otherwise, any licenses or other rights under any of NOV’s patent, trademarks, trade secrets, property, and/or intellectual property rights.

(m) NOV shall have the right at any time, upon reasonable prior notice, during normal business hours, to access DNOW’s facilities to inspect any work in progress hereunder in order to verify timeliness of performance and quality control. In the event of delay, or reasonably anticipated delay, DNOW will immediately notify NOV in writing of the delay or anticipated delay, and its approximate duration. DNOW will undertake to shorten or make up the delay by all reasonable means. In the event DNOW is unable to meet any delivery date(s) hereunder, NOV shall have the right acquire the Work from a third-party source and charge DNOW for any costs in excess of the purchase price for such Work.

(n) Upon notice to DNOW, NOV may, at any time, make changes to the scope of Work and if such changes to the scope of Work are agreed to by DNOW in writing by an authorized representative of DNOW, then DNOW shall fully and immediately comply with such changes.

(o) If requested by NOV, DNOW shall provide NOV with the information and documentation necessary to enable NOV to assign an Export Control Classification Numbers (“ECCN”) for applicable Goods purchased hereunder.

(p) DNOW represents that it has neither given nor received any commissions, payments, gifts, kickbacks, lavish or extensive entertainment, or other things of value to or from any employee or agent of NOV or any third party in connection with this MSA and acknowledges that the giving or receiving of same could be a violation of NOV’s corporate policy.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

NATIONAL OILWELL VARCO, L.P.,
by its general partner
NOW Oilfield Services, Inc.

By:
signature

Name:

Title:

DNOW, L.P.
By its general partner
Wilson International, Inc.

By:
signature

Name:

Title: